Exhibit 99.1
Hillenbrand Reports 21.6% Increase
in Second-Quarter Earnings Per Share
•	Earnings per share in 2Q09 increased to $0.45, compared with $0.37 in 2Q08.
•	Net income for the quarter grew 19.3 percent versus the prior year.
•	A mild influenza and pneumonia season drove down the number of deaths compared to the same period in 2008, contributing to a 10.8 percent decrease in net revenues.
BATESVILLE, Ind., May 11, 2009, Hillenbrand, Inc. (NYSE:HI) - /PR Newswire-First Call/ Hillenbrand, Inc. reported net income of $27.8 million, or $0.45 per fully diluted earnings per share, for the second quarter of 2009, which ended March 31, 2009. This was an increase over the same period in the prior year, with net income of $23.3 million, or $0.37 per fully diluted earnings per share, primarily as a result of the impact of separation costs in the second quarter of 2008. Excluding the impact of separation and antitrust litigation costs, net income of $28.6 million for the second quarter of 2009 declined 17.1 percent from $34.5 million in the prior year. The company also posted a 10.8 percent decline in net revenues, dropping to $170.8 million in the second quarter of 2009, compared with $191.4 million in the same quarter last year.
“Our volume and sales results in the second quarter were lower than we expected, but consistent with reports by peers and customers in the public sector,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand, Inc. “The funeral services industry has experienced a decline in burials that is largely consistent with a mild influenza and pneumonia season, combined with an increase in cremations that may be more pronounced in the current economic environment. There also has been more intense competition in both the casket and cremation businesses.”
Gross margin has remained constant at 43.5 percent, equal to the prior year. Although manufacturing productivity improvements resulted in savings of $1.4 million and fuel costs decreased $1.7 million over the prior year, commodity costs overall were $2.8 million higher than in the same period in 2008, particularly for carbon steel. Second-quarter operating expenses were $29.6 million, down from a high of $42.3 million in the prior year, which included $12.9 million of costs related to establishing Hillenbrand as a stand-alone public company a year ago. Investment income was down $1.2 million versus the prior year, primarily as a result of aggregate losses in limited partnership investments of $4.5 million.
Cash flow from operations for the second quarter of fiscal 2009 remained consistent at $28.3 million, up slightly from $26.8 million in the prior year.
“These are unprecedented economic times, and our recently revised guidance reflects our best estimate of performance in the face of unanticipated declines in volume and product mix,” Camp said. “We remain cautiously optimistic about future results and are taking specific, decisive actions to address market pressures. We also have enduring strengths in customer service and support, lean business practices and financial stability that will help us weather this downturn as we continue to invest in the Batesville Casket brand and growth opportunities for Hillenbrand.”

Outlook for Fiscal Year 2009
The company is reaffirming the guidance released April 9, 2009, which reflected a decrease in revenues related to declining volume and product mix. However, the ability to predict these factors is limited in the current volatile economic climate, and additional declines in revenues may have unforeseen adverse effects on guidance.
Hillenbrand, Inc.
(amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 09 Range
	FY 08	Low	High

Net revenues	$678	$650	$670
Income before taxes	$153	$152	$162
Tax rate	39.2%	36.4%	35.4%
Net income	$93	$97	$105
Average diluted shares outstanding	63	61	61
Diluted net income per share	$1.49	$1.57	$1.70

Excluding certain non-operating costs (antitrust litigation and separation*)
Net income	$108	$101	$109
Diluted net income per share	$1.73	$1.65	$1.78

*	Non-GAAP Financial Disclosures and Reconciliations for Second Quarter 2009
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand, Inc. uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc.
(amounts in millions)

	Three Months Ended			Three Months Ended			Fiscal Year 2009
	March 31, 2008			March 31, 2009			Guidance Midpoint
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax

GAAP income	$40.8	$17.5	$23.3	$43.0	$15.2	$27.8	$156.9	$56.3	$100.6

Certain non-operating costs:
Antitrust litigation	0.9	0.3	0.6	1.2	0.4	0.8	7.0	2.6	4.4
Separation	12.9	2.3	10.6	—	—	—	0.2	0.1	0.1

Adjusted income	$54.6	$20.1	$34.5	$44.2	$15.6	$28.6	$164.1	$59.0	$105.1

Additional assumptions and discussion will be provided during the company’s conference call later today.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 11 a.m. ET Monday, May 11, 2009. During the event, management will discuss the results for the second quarter of fiscal year 2009, which ended March 31, 2009. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through May 10, 2010, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-718-5092 (1-719-325-4807 for international callers). A replay of the call will be available through midnight Monday, May 25, 2009, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 7352147.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net revenues	$170.8	$191.4	$337.3	$354.3
Cost of goods sold	96.5	108.2	193.2	204.2

Gross profit	74.3	83.2	144.1	150.1
Operating expenses (including separation costs)	29.6	42.3	60.5	70.8

Operating profit	44.7	40.9	83.6	79.3
Interest expense	(0.4)	—	(1.5)	—
Investment income (loss) and other	(1.3)	(0.1)	2.3	(0.5)

Income before income taxes	43.0	40.8	84.4	78.8
Income tax expense	15.2	17.5	30.1	31.5

Net income	$27.8	$23.3	$54.3	$47.3

Income per common share — basic and diluted	$0.45	$0.37	$0.88	$0.76
Dividends per common share*	$0.185	$—	$0.37	$—

Average common shares outstanding — basic and diluted	61.7	62.5	61.8	62.5

*	Our first dividend as a stand-alone public company was paid June 30, 2008. Accordingly, there are no dividends reported for the three and six months ended March 31, 2008.

Hillenbrand, Inc.
Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	March 31,	September 30,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$43.2	$14.7
Trade accounts receivable, net	91.0	88.4
Inventories	47.8	48.6
Deferred income taxes	19.1	22.4
Other current assets	11.2	7.5

Total current assets	212.3	181.6
Property, net	87.9	90.8
Intangible assets, net	18.0	19.7
Auction rate securities and related Put right	49.9	51.1
Note receivable from Forethought Financial Group, Inc.	136.5	130.4
Investments	20.0	25.2
Deferred income taxes	18.7	19.7
Other assets	26.2	26.8

Total Assets	$569.5	$545.3

LIABILITIES
Current Liabilities
Revolving credit facility	$115.0	$100.0
Trade accounts payable	14.4	15.8
Accrued compensation	20.7	24.6
Accrued customer rebates	17.4	20.4
Other current liabilities	16.8	20.8
Due to Hill-Rom Holdings, Inc.	4.5	4.4

Total current liabilities	188.8	186.0
Deferred compensation, long-term portion	4.7	7.0
Accrued pension and postretirement healthcare, long-term portion	34.6	33.5
Other long-term liabilities	31.5	30.4

Total Liabilities	259.6	256.9

Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common stock, no par value, 199 shares authorized; 62.8 and 62.4 shares issued, 61.8 and 62.1 shares outstanding at March 31, 2009, and September 30, 2008, respectively	—	—
Additional paid-in-capital	295.0	286.4
Retained earnings	54.2	23.0
Treasury stock, at cost; 1.0 and 0.3 shares at March 31, 2009 and September 30, 2008, respectively	(18.4)	(6.2)
Accumulated other comprehensive loss	(20.9)	(14.8)

Total Shareholders’ Equity	309.9	288.4

Total Liabilities and Shareholders’ Equity	$569.5	$545.3

Hillenbrand, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Six Months Ended
	March 31,
	2009	2008
Operating Activities:
Net income	$54.3	$47.3
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	9.1	9.3
Provision for deferred income taxes	0.6	0.4
Net gain on disposal of property	(0.2)	(0.2)
Interest income on note receivable from Forethought Financial Group, Inc.	(6.1)	—
Equity in net loss from affiliates	4.5	—
Distribution of earnings from affiliates	0.2	—
Stock based compensation	4.2	—
Trade accounts receivable	(3.7)	(11.1)
Inventories	—	(2.4)
Other current assets	2.3	(2.2)
Trade accounts payable	(1.2)	1.5
Accrued expenses and other current liabilities	(8.7)	3.2
Income taxes prepaid or payable	(4.1)	3.9
Amounts due to/from Hill-Rom Holdings, Inc.	0.1	—
Defined benefit plan funding	(0.9)	(0.9)
Change in deferred compensation	(2.5)	(0.5)
Other, net	3.7	1.2

Net cash provided by operating activities	51.6	49.5

Investing Activities:
Capital expenditures	(4.8)	(4.4)
Proceeds on disposal of property	0.3	0.3
Proceeds from sale or redemption of auction rate securities	1.4	—
Capital contributions to affiliates	(0.4)	—
Return of investment capital from affiliates	1.8	—

Net cash used in investing activities	(1.7)	(4.1)

Financing Activities:
Proceeds from revolving credit facility	40.0	250.0
Repayments on revolving credit facility	(25.0)	—
Deferred financing costs or other	(0.1)	(0.9)
Payment of dividends on common stock	(22.9)	—
Purchase of common stock	(12.5)	—
Net change in advances to former parent	—	(290.3)
Cash received from parent in connection with separation	—	110.0

Net cash (used in) provided by financing activities	(20.5)	68.8

Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.2)

Net cash flows	28.5	114.0

Cash and cash equivalents:
At beginning of period	14.7	11.9

At end of period	$43.2	$125.9

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, “forward-looking statements” are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	increase	higher/lower	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: the company’s ongoing antitrust litigation; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies or cost reductions; failure of the company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances; competition from nontraditional sources in the funeral services business; volatility of the company’s investment portfolio; increased costs or unavailability of raw materials; labor disruptions; the ability to retain executive officers and other key personnel; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of the company’s Annual Report on Form 10-K for the year ended Sept. 30, 2008, filed Dec. 9, 2008. The company assumes no obligation to update or revise any forward-looking information.

About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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